UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 18, 2006 (May 17, 2006)

St. Mary Land & Exploration Company

(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1776 Lincoln Street, Suite 700, Denver, Colorado 80203

(Address of principal executive offices)           (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On May 17, 2006, the stockholders of St. Mary Land & Exploration Company (the “Company”) approved the St. Mary Land & Exploration Company 2006 Equity Incentive Compensation Plan (the “Plan”) to succeed the Company’s Stock Option Plan, Incentive Stock Option Plan, Restricted Stock Option Plan, and Non-Employee Director Stock Compensation Plan (the “Predecessor Plans”).

The Plan provides for the grant of restricted stock, restricted stock units, unqualified stock options, incentive stock options, stock appreciation rights, and stock based awards to key employees, consultants, and members of the Board of Directors of the Company or any affiliate of the Company who are selected by the Compensation Committee of the Board of Directors (the “Compensation Committee”) to receive equity-based incentive compensation under the Plan. The total number of shares of the Company’s common stock available for issuance to participants pursuant to awards granted under the Plan is two million, plus the shares remaining under the Predecessor Plans. The Plan is administered by the Compensation Committee, which has the authority to select from among persons eligible to participate in the Plan those to whom awards will be granted under the Plan and the terms and conditions of such awards.

A copy of the Plan is set forth in the exhibit listing below, and the foregoing summary is qualified in its entirety by reference to the complete text of the Plan. In addition, a copy of the Form of Non-Employee Director Restricted Stock Award Agreement under the Plan has been filed as Exhibit 10.2 of this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed as part of this report:

Exhibit 10.1

St. Mary Land & Exploration Company 2006 Equity Incentive Compensation Plan (filed on May 17, 2006 as Exhibit 99.1 to the registrant’s Registration Statement on Form S-8 (Registration No. 333-134221) and incorporated herein by reference)

Exhibit 10.2	Form of St. Mary Land & Exploration Company Non-Employee Director Restricted Stock Award Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. MARY LAND & EXPLORATION COMPANY

Date: May 18, 2006	By: /S/ DAVID W. HONEYFIELD
David W. Honeyfield
Vice President – Chief Financial Officer, Secretary
and Treasurer